Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into in Westborough, Massachusetts, by and between Xerium Technologies, Inc. (the “Company”), a Delaware corporation with its principal place of business at Westborough, Massachusetts, and Michael O’Donnell of Grafton, Massachusetts (the “Executive”), effective as of the              day of                     , 2005 (the “Effective Date”).

WHEREAS, the Executive has been employed by the Company as its Chief Financial Officer; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to continue to employ the Executive as its Chief Financial Officer and the Executive wishes to accept such continued employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continuation of employment.

2. Term. The employment of the Executive by the Company hereunder shall be for the period commencing on the Effective Date and expiring on the date of the termination of such employment in accordance with Section 5 hereof. For all purposes of this Agreement, references to (i) the “Termination Date” shall mean the date Executive’s employment hereunder shall terminate pursuant to said Section 5, and (ii) references to the “term” of the Executive’s employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date. Following the Termination Date, unless specifically otherwise agreed between Executive and any applicable party, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company or any of its Subsidiaries or Affiliates.

3. Capacity and Performance.

(a) During the term of Executive’s employment hereunder, the Executive shall serve the Company as Executive Vice President and Chief Financial Officer. In addition, and without further compensation, the Executive shall serve as a director of the Company and as a director and/or officer of one or more of the Company’s Subsidiaries if so elected or appointed from time to time.

(b) During the term of Executive’s employment hereunder, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Subsidiaries as may be designated from time to time by the Chief Executive Officer.

(c) During the term of Executive’s employment hereunder, the Executive shall devote his full business time to the advancement of the business and interests of the Company and its Subsidiaries and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Chief Executive Officer in writing.

4. Compensation and Benefits. During the term of Executive’s employment hereunder as compensation for all services performed by the Executive:

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of three hundred seventy-five thousand dollars ($375,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Senior Executive Annual Cash Bonus Plan. The Executive shall be entitled to participate in any and all annual cash bonus plans (the “Annual Bonus Plans”) from time to time in effect for senior executives of the Company generally (it being understood that effective                              , 2005, the Company plans to establish a single such plan called the “Senior Executive Annual Incentive Plan”). The terms of each Annual Bonus Plan and Executive’s participation therein shall be determined by the compensation committee of the Board of Directors of the Company (the “Board”) (or, if there is no such committee, by the Board); provided, however, that the Executive shall be entitled to participate in such plans at a minimum participation rate of 100% of his Base Salary in effect on the final day of the applicable fiscal year, with any awards thereunder payable only to the extent earned pursuant to the terms of the applicable Annual Bonus Plan and subject to adjustment in accordance with the terms of the applicable Annual Bonus Plan. Notwithstanding the foregoing, no award under the Annual Bonus Plans may be granted if the compensation committee determines that in order for such award to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan must be submitted to and approved, or resubmitted to and approved, by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval. The compensation committee of the Board (or, if there is no such committee, the Board) may alter, modify, add to or delete any Annual Bonus Plan at any time as it, in its sole judgment, determines to be appropriate.

(c) Other Incentive Plans. The Executive shall be entitled to participate in any and all cash, equity, bonus and other incentive plans which are not Annual Bonus Plans (the “Long Term Plans”) from time to time in effect for senior executives of the Company generally (it being understood that effective                              , 2005, the Company established a single such plan called the “2005 Equity Incentive Plan”). The terms of each Long Term Plan and Executive’s participation therein shall be determined by the compensation committee of the Board (or, if there is no such committee, by the Board). The compensation committee of the Board (or, if there is no such committee, the Board) may alter, modify, add to or delete any Long Term Plan at any time as it, in its sole judgment, determines to be appropriate.

(d) Supplemental Executive Retirement Plan. The Executive shall be entitled to participate in the Supplemental Executive Retirement Plan that is appended as Attachment A hereto in accordance with the terms thereof (the “SERP”).

(e) Vacations. The Executive shall be entitled to an annual vacation of three (3) weeks, with reasonable notice to the Chief Executive Officer and subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f) Other Benefits. The Company will provide to the Executive life insurance coverage in an amount that is two and one-half (2½) times his Base Salary of three hundred seventy-five thousand dollars ($375,000) as of the Effective Date, subject to the insurance carrier’s eligibility requirements and subject to the terms of the applicable plan documents. In addition, subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay), and except for the Company’s group life insurance plan. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Board may alter, modify, add to or delete employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.

(g) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(h) Payments/Actions by Company. Wherever it is provided in this Agreement that payment of any form of compensation or any other action shall by made by the Company, such payment or action may be made by any Subsidiary or Affiliate of the Company.

5. Termination of Employment. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term of Executive’s employment hereunder, the Executive’s employment shall immediately and automatically terminate.

(b) Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder. For this purpose, disability means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. If any question shall arise as to whether during any period the Executive is disabled within the meaning of this Section 5(b), the Executive, at the request of the Company, shall submit to a medical examination by a physician selected by the Company to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth the nature of such Cause. The following shall constitute Cause for termination: (i) the Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Executive’s fraud, theft or embezzlement committed with respect to the Company or its Subsidiaries; (iii) material breach by the Executive of any of the provisions of Sections 9, 10 or 11 hereof that causes demonstrable harm to the Company or any of its Subsidiaries; or (iv) the Executive’s willful and continued failure to perform his material duties to the Company and its Subsidiaries; provided, however, that the Company may terminate Executive’s employment hereunder for “Cause” within the meaning of this clause (iv) only after the Company has provided written notice to the Executive of the failure and the Executive shall have not have remedied such failure within 10 business days following the effectiveness of such notice.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

(e) By the Executive Other Than For Good Reason. The Executive may terminate his employment hereunder other than for Good Reason (as defined in Section 5(f) below) at any time upon the provision of 60 days written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice or any portion thereof.

(f) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination of his employment by the Executive: (i) failure of the Company to continue the Executive in the position of Chief Financial Officer; or (ii) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; or (iii) failure of the Company to provide the Executive the Base Salary, other amounts and benefits in accordance with the terms of Section 4 hereof, excluding an inadvertent failure which is cured within 10 business days following notice from the Executive specifying in reasonable detail the nature of such failure; or (iv) a requirement that the Executive relocate more than fifty (50) miles from his then-current principal residence (which presently includes both Grafton, Massachusetts and Raleigh, North Carolina).

6. Compensation Upon Termination.

(a) Death. In the event of a termination of the Executive’s employment hereunder by reason of death as contemplated by Section 5(a), the Company shall pay in a lump sum within 30 days of such termination to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, his Base Salary earned but not paid through the Termination Date. In addition, the Executive shall be entitled to receive the payout that he would have earned under the Annual Bonus Plans described in Section 4(b) hereof for the fiscal year in which his termination occurs, prorated to reflect the number of days that he worked in such fiscal year before such termination, subject to requirements set forth in said Section 4(b) and payable on or before than the date on which such payout would have been paid if the Executive had remained employed by the Company and in accordance with payroll practices of the Company.

(b) Disability. In the event of any termination of Executive’s employment hereunder by reason of disability as contemplated by Section 5(b), the Company shall pay to him his Base Salary earned but not paid through the Termination Date. In addition, the Company shall, in addition to any short-term and/or long-term disability benefits to which he is entitled, and subject to any employee contribution applicable to the Executive on the Termination Date, continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for eighteen (18) months (or such longer period as may be provided under the employee benefit plans of the Company), but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that there is any limitation on the Company’s ability to provide, or any disqualification of the Executive’s eligibility to receive (other than a disqualification under this Agreement resulting from Executive’s access at a reasonable cost to substantially equivalent benefits through another employer), such group medical and/or dental plan benefits, the Company shall pay to the Executive a sum that is equivalent to what the Company would have continued to contribute to the premium cost of the Executive’s participation in the applicable medical and/or dental plans for such 18-month period (or such longer period as may be provided under the employee benefit plans of the Company) if there had been no such limitation or disqualification. In addition, the Executive shall be entitled to receive the payout that he would have earned under the Annual Bonus Plans described in Section 4(b) hereof for the fiscal year in which his termination occurs, prorated to reflect the number of days that he worked in such fiscal year before such termination, subject to requirements set forth in said Section 4(b) and payable on or before the date on which such payout would have been paid if the Executive had remained employed by the Company and in accordance with the payroll practices of the Company.

(c) By the Company for Cause. In the event of any termination of Executive’s employment hereunder by the Company for Cause as contemplated by Section 5(c), the Company shall have no further obligations to the Executive under this Agreement other than payment of Base Salary through the Termination Date and except as specifically provided in Section 6(f).

(d) By the Company Other than for Cause or by the Executive for Good Reason.

(i) Not Close in Time to a Change of Control. In the event of any termination of Executive’s employment hereunder by the Company pursuant to Section 5(d) or by the Executive pursuant to Section 5(f), which termination does not occur within three (3) months prior to or within two (2) years following a Change of Control, the Company (i) shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for eighteen (18) months, (ii) shall pay to the Executive the Regular Termination Bonus Amount (as defined below in this Section 6(d)(i)), and (iii) subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for eighteen (18) months (or such longer period as may be provided under the employee benefit plans of the Company), but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that there is any limitation on the Company’s ability to provide, or any disqualification of the Executive’s eligibility to receive (other than a disqualification under this Agreement resulting from Executive’s access at a reasonable cost to substantially equivalent benefits through another employer), such group medical and/or dental plan benefits, the Company shall pay to the Executive a sum that is equivalent to what the Company would have continued to contribute to the premium cost of the Executive’s participation in the applicable medical and/or dental plans for such 18-month period (or such longer period as may be provided under the employee benefit plans of the Company) if there had been no such limitation or disqualification.

The Regular Termination Bonus Amount shall equal 100% of the greater of (x) the amount of Base Salary in effect immediately prior to termination or (y) the average annual amount of the bonuses paid under Annual Bonus Plans for the most recently completed three (3) full fiscal years occurring after the effectiveness of this Agreement; provided, however, that if three (3) such fiscal years have not been so completed, the aforesaid factor (y) shall not be applicable. The Company shall pay to the Executive the Regular Termination Bonus Amount in one (1) installment occurring not later than March 15 of the year following the fiscal year in which the applicable termination occurs.

(ii) Close in Time to a Change of Control. In the event of any termination of Executive’s employment hereunder by the Company pursuant to

Section 5(d) or by the Executive pursuant to Section 5(f), which termination occurs within three (3) months prior to or within two (2) years following a Change of Control, the Company (i) shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for two (2) years, (ii) shall pay to the Executive the Change of Control Termination Bonus Amount (as defined below in this Section 6(d)(ii)), and (iii) subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for two (2) years (or such longer period as may be provided under the employee benefit plans of the Company), but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that there is any limitation on the Company’s ability to provide, or any disqualification of the Executive’s eligibility to receive (other than a disqualification under this Agreement resulting from Executive’s access at a reasonable cost to substantially equivalent benefits through another employer), such group medical and/or dental plan benefits, the Company shall pay to the Executive a sum that is equivalent to what the Company would have continued to contribute to the premium cost of the Executive’s participation in the applicable medical and/or dental plans for such two-year period (or such longer period as may be provided under the employee benefit plans of the Company) if there had been no such limitation or disqualification.

The Change of Control Termination Bonus Amount shall equal 100% of the greater of (x) the amount of Base Salary in effect immediately prior to termination or (y) the average annual amount of the bonuses paid under Annual Bonus Plans for the most recently completed three (3) full fiscal years occurring after the effectiveness of this Agreement; provided, however, that if three (3) such fiscal years have not been so completed, the aforesaid factor (y) shall not be applicable. The Company shall pay to the Executive the Change of Control Termination Bonus Amount in one (1) installment occurring not later than March 15 of the year following the fiscal year in which the applicable termination occurs.

(iii) Conditions. Any obligation of the Company to the Executive under Sections 6(b) and 6(d) hereof is conditioned upon (i) the Executive signing a release of claims in the form appended hereto as Attachment B (the “Employee Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the date notice of termination of employment is given hereunder and upon the Executive’s not revoking the Employee Release in a timely manner thereafter and (ii) the Executive’s continued full performance of his continuing obligations hereunder, including those under Sections 9, 10 and 11 hereof. Base Salary to which the Executive is entitled under Sections 6(b) and 6(d) hereof shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Employee Release, but shall be retroactive to next business day following the Termination Date.

(iv) No reduction. The continued payments/contributions by the Company that are described in Sections 6(d)(i) and 6(d)(ii) hereof shall not be reduced by any income or other compensation received by Executive subsequent to the termination of his employment.

(e) By the Executive Other Than For Good Reason. If the Executive shall terminate his employment pursuant to Section 5(e), the Company shall continue to pay Executive his Base Salary through the Termination Date (it being understood that if, in accordance with Section 5(e), the Board elects to waive the period of notice, or any portion thereof, the payment of Base Salary under this Section 6(e) shall continue through the notice period or any portion thereof so waived).

(f) Delay in Payment Commencement on Account of Internal Revenue Code Section 409A. To the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A of the Code, it shall be so delayed (but not more than is required to comply with such rules). In this regard, any payments that otherwise would have been made during such 6 month period shall be paid to the Executive in a lump sum on the first date on which they may be paid, together with interest credited at the short-term applicable federal rate, compounded daily.

(g) Post-Termination Obligations Generally. Except for (i) any right expressly set forth in this Section 6, (ii) any vested benefits under the SERP or any employee benefit plan referred to in Section 4(f) which specifically is designed to provide benefits following termination of employment (such as any such plan providing benefits upon disability or retirement) (but subject to all of the terms, if any, of the SERP and each such other benefit plan as to how such vested benefits will be treated following termination of employment) and (iii) any rights expressly set forth in any other written agreement to which Executive and any of the Company or any of its Subsidiaries or Affiliates shall become parties from time to time after the date hereof, none of the Company or any of its Subsidiaries or Affiliates shall have any further obligations to the Executive, in connection with his employment or the termination thereof, following expiration of the term of the Executive’s employment hereunder. Satisfaction by the Company and other applicable Persons of such rights and benefits shall constitute full settlement of any claim that the Executive may have on account of any termination of employment hereunder against the Company, any of its Subsidiaries or Affiliates and all of their respective past and present officers, directors, stockholders, members, managers, partners, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

7. Gross-up Payment.

(a) In the event that it is determined that any payment or benefit provided by the Company or any of its Subsidiaries to or for the benefit of the Executive, either under this Agreement or otherwise, and regardless of under what plan or arrangement it was made, will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision (“Section 4999”), the Company will, on or prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “Gross-up Payment”) to the Executive. The Gross-up Payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the Gross-up Payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.

(b) Determinations under this Section 7 will be made by the Company’s tax accountant unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen jointly by the Company and the Executive (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

(c) If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a Gross-up Payment or an additional Gross-up Payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such Gross-up Payments as are necessary to prevent the Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such Gross-up Payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Company. The Company will bear all expenses of the controversy and will gross the Executive up for any additional taxes that may be imposed upon the Executive as a result of its payment of such expenses.

8. Return by Executive of Certain Payments. If the Executive shall terminate his employment pursuant to Section 5(e) or shall terminate his employment otherwise than in accordance with the terms of this Agreement, in either case prior to the completion of eighteen (18) months following the date of this Agreement, then he shall immediately forfeit and return to the Company: (i) the gross amount of all loans to him that were forgiven in anticipation of the Company’s initial public offering in April 2004 and the tax gross-up payment with respect thereto; and (ii) the amount paid on or about April 14, 2005 in consideration of the fact that the Executive will no longer participate in the Company’s previously existing cash management incentive plans and in connection with the adoption of the Senior Executive Annual Incentive Plan. Failure by the Executive to make due repayment of such amount within ten (10) days of the Company’s demand for same shall authorize the Company to commence a civil proceeding for the same, in which event the Executive shall be liable for all reasonable costs and attorney’s fees incurred by the Company in connection herewith.

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:

(a) While the Executive is employed by the Company and for one (1) year after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, (i) compete with the Company anywhere throughout the world where, as of the Termination Date, the Company sells Products or conducts its business activities, has sold Products or has conducted such business activities, or intends to sell Products or conduct such business activities, or (ii) undertake any planning for any business competitive with the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Subsidiaries as conducted or under consideration at any time during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the date hereof). For the purposes of this Section 9, the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Subsidiaries.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company or any of its Subsidiaries or anyone who was such an employee within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its Subsidiaries to terminate his or her relationship with the Company or any of its Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Subsidiaries.

10. Confidential Information.

(a) The Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that the Executive has in the past and may in the future develop Confidential Information for the Company or its Subsidiaries and that the Executive has in the past and may in the future learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

11. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”.

12. Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity that he plans to undertake at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 9, 10 and 11 hereof.

13. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 9, 10 and 11 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its

Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 9, 10 and 11 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 9, 10 and 11 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

14. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

15. IPO Matters. In connection with the initial public offering of the Company, the Executive will exchange his equity interests in Xerium, S.A. for securities of the Company. The Executive understands that, whereas the equity interests in Xerium, S.A. were subject to substantial restrictions on disposition (including, in the case of options, a prohibition against selling any of the shares underlying such options for three years following the date of grant of the applicable options, and, in the case of shares issued under the share purchase program, a prohibition against selling such shares for three years following their purchase), the securities of the Company to be held by the Executive following the initial public offering will not be subject to any restrictions on disposition, other than restrictions arising under applicable law and restrictions contained in a “lock-up” agreement to be entered into by the Executive with the underwriters of the initial public offering (and the Executive agrees to enter into such a lock-up agreement substantially in the form entered into by other executives of the Company, provided that the term of such lock-up agreement shall not restrict disposition of the securities of the Company held by the Executive for more than 180 days following the consummation of the initial public offering, subject to customary extensions not to exceed 45 days). The Executive further understands that he will be entitled to receive proceeds from the initial public offering, either as a direct seller in the offering or otherwise in exchange for a portion of the securities of the Company held by the Executive, as reflected in the prospectus relating to the initial public offering. Except as specifically provided in the immediately preceding sentence, the Executive shall not participate as a seller in the initial public offering or otherwise receive any portion of the proceeds of such offering in respect of the securities of the Company held by the Executive.

16. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 16 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(b) “Change of Control” shall mean any of the following which takes place after the consummation of the initial public offering of common stock of the Company (including as part of an income deposit security or other investment unit) registered under the Securities Act of 1933, as amended: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its Subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its Subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; or (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its Subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board. For the purpose of this definition, the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act.

(c) “Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its Subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (iv) the identity and special needs of the customers of the Company and its Subsidiaries and (v) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(d) “Continuing Director” means, with respect to any event referred to in the definition of “Change of Control”, each individual who was a director of the Company immediately prior to the event in question and each individual whose election as a director by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were directors immediately prior to such event or whose election or nomination was previously so approved.

(e) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its Subsidiaries) during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date) that relate to either the Products or any prospective activity of the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.

(f) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

(g) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date).

(h) “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

17. Survival. The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 6, 7, 8, 9, 10 and 11.

18. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

19. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the

Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

20. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

22. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at the Executive’s last known address on the books of the Company, or five business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

23. Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including but not limited to any prior agreement between the Executive and Xerium.

24. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Company.

25. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

27. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

By:
Michael O’Donnell	Name:
Title:

Attachment A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1 - RETIREMENT BENEFITS

1.1 SERP. Upon the retirement of Michael O’Donnell (the “Executive”) from the services of Xerium Technologies, Inc. (the “Company”) and its subsidiaries, he shall be entitled to receive from the Company, in addition to the amounts payable to Executive under the Xerium Inc. Pension Plan for U. S. Salaried and Non-Union Hourly Employees (the “Pension Plan”), a supplemental executive retirement benefit (“SERP Benefit”) determined and payable as hereinafter provided. The supplemental benefit arrangement provided for in this Attachment A is herein referred to as the “SERP”. Terms not otherwise defined in the SERP shall have the same meaning as under the Pension Plan. The SERP shall become effective on                              , 2005 (the “Effective Date”).

1.2 SERP Benefit. The Executive’s SERP Benefit shall be the benefit obtained by taking the gross benefit determined under this Section 1.2 (the “Pre-Adjustment SERP Benefit”), offsetting the resulting amount by the Executive’s Pension Plan Offset as described in Section 1.3, and adjusting the resulting benefit pursuant to Section 1.4. The Executive’s Pre-Adjustment SERP Benefit is a life annuity for the life of the Executive commencing on the first day of the month following his 62nd birthday, with the annual annuity amount being determined as two and one-half percent (2-1/2%) of his Average Annual Compensation multiplied by his Years of Service. In no event shall the Executive’s Pre-Adjustment SERP Benefit exceed 50% of his Average Annual Compensation. No benefit shall be payable under the SERP unless the Executive has at least three (3) Years of Vesting Service at the time his employment with the Company and its subsidiaries terminates.

1.3 Pension Plan Offset. The Executive’s Pension Plan Offset shall be the benefit that would be paid with respect to the Executive under the Pension Plan if such Pension Plan benefit were expressed and paid as single life annuity commencing as of the earliest date such benefit could commence to be paid under the Pension Plan (regardless of whether the Executive elects to commence receiving such Pension Plan benefit as of such date and regardless of the form in which the Pension Plan benefit is actually paid). In applying the immediately preceding sentence, the Executive’s Pension Plan benefit shall be determined without regard to whether any portion of such benefit may have been forfeited, transferred or assigned to another party pursuant to a qualified domestic relations order or otherwise. In the event that the earliest date on which Executive’s benefit under the Pension Plan could commence to be paid is later than the date of commencement of the SERP Benefit hereunder, the Pension Plan Offset shall not apply for purposes of determining the amount payable to the Executive under the SERP until the earliest date that Executive could be eligible to receive payment of a benefit under the Pension Plan.

1.4 Adjustment for Early Retirement; Form of Payment and Related Adjustments. Except as hereinafter provided, the SERP Benefit, actuarially adjusted as hereinafter provided, shall be paid in the Normal Form. In lieu of the Normal Form, the Executive may elect an alternative form of benefit from among the actuarial equivalent optional forms permitted under the Pension Plan, provided that any such election must be made at the time and in the manner required by the Compensation Committee, consistent with the requirements of Code section 409A. If the SERP Benefit is payable other than commencing on the first day of the month following the Executive’s 62nd birthday (or date of retirement if later) or other than as a single life annuity for the Executive’s life, it shall be adjusted as follows: (i) if the SERP Benefit is payable other than as a single life annuity for the Executive’s life, it shall be adjusted so that the actual form of payment is the Actuarial Equivalent of such single life annuity, and (ii) if the SERP Benefit is payable commencing earlier than the Executive’s 62nd birthday, it shall be reduced (after taking into account any reduction or other adjustment pursuant to clause (i)) by one-third of one percent ( 1/3%) for each month by which the commencement of the Pre-Adjustment SERP Benefit precedes the first day of the month next following the Executive’s 62nd birthday.

1.5 Time of Commencement of SERP Benefit. If the Executive retires (other than by reason of Disability) from the services of the Company and its subsidiaries after having completed three (3) full Years of Service but before having completed five (5) full Years of Service (or before attaining age 55, even if he has completed five (5) full Years of Service), he shall receive his SERP Benefit starting with the first day of the month next following the date he attains age 62. If the Executive retires (other than by reason of disability) after having completed five (5) full Years of Service and after having attained age 55, his SERP Benefit shall be paid starting with the first day of the month next following the date of his retirement. (For a description of disability benefits, see Section 2.3 below.)

1.6 Delay of Payment on Account of Code Section 409A. In the event that the commencement of the Executive’s SERP Benefit under Section 1.5 is delayed pursuant to Section 409A(2)(B) of the Code, the amount of such SERP Benefit that is not permitted to be paid during the 6 month delay period shall be paid on the first date on which it may be paid, in a single lump sum cash payment, determined by applying the Pension Plan Offset, if any, that would have applied had the SERP Benefit been paid as determined under Section 1.2, and with interest credited on the unpaid amounts based on the short-term applicable federal rate, compounded daily.

ARTICLE 2 - OTHER BENEFITS

2.1 Death of Executive Prior to Commencement of SERP Benefit. If the Executive dies before his SERP Benefit has commenced to be paid but after he has completed three (3) full Years of Service, the Executive’s surviving spouse, if any, shall be entitled to receive a benefit during her lifetime, to cease upon her death, in an annual amount equal to 50% of the SERP Benefit that the Executive would have received had he retired on the day before his death, begun receiving his SERP Benefit in the Normal Form on the first date he could have commenced receiving such benefit had he so retired, and died immediately thereafter. Such benefit will be paid monthly in an amount equal to one twelfth (1/12th) of the benefit determined under the preceding sentence and will commence on the first day of the month following the Executive’s death or, if later, the date on which the Executive’s SERP Benefit would have begun to be paid if the Executive had retired on the date of death. If Executive is not survived by his spouse, or if his surviving spouse is no longer living at the date benefit payments are scheduled to commence, no death benefit shall be paid under the SERP.

2.2 Death of Executive After Commencement of SERP Benefit. If the Executive dies after his SERP Benefit has commenced to be paid, the only death benefit, if any, payable under the SERP shall be the survivor portion, if any, of the form of annuity benefit selected by Executive and in effect prior to the Executive’s death.

2.3 Disability Benefits. If the Executive should become Disabled prior to age 65, his Average Annual Compensation shall be determined as of the date he became Disabled but he shall continue to accrue Years of Service and benefits under the SERP until the earlier of (a) his death or the commencement of his SERP Benefit if earlier, or (b) the date on which he attains age 65. In any case described in the immediately preceding sentence, the Executive shall be entitled to receive, in lieu of the benefit described in Article I, a disability retirement benefit determined as provided in Article I but payable in the Normal Form beginning on the first day of the month after the Executive attains age 65 (or such earlier date as long term disability benefits cease), provided that the Executive is otherwise eligible to receive benefits under the SERP. The provisions of Sections 2.1 and 2.2 shall apply to any disability retirement benefit payable hereunder.

ARTICLE 3 - DEFINITIONS

“Actuarial Equivalent or Actuarially Equivalent” shall mean, at any time, equality in value of the benefit provided under different forms of payment using the same actuarial factors and interest rates used under the Pension Plan.

“Average Annual Compensation” shall mean, at any given time, the Executive’s Average Annual Compensation as defined in the Pension Plan, except that the definition of “Compensation” set forth below shall apply in lieu of the definition of Compensation set forth in the Pension Plan; the average shall take into account, except as hereinafter provided, the three (3) highest calendar years of employment (rather than the five (5) highest calendar years of employment) during the ten-year testing period; and the following additional rules shall apply:

(i) Compensation for years prior to January 1, 2004 shall be disregarded; and

(ii) if the Executive at termination of employment has fewer than three (3) full years of Compensation available to be averaged (taking into account the rule set forth above), his Average Annual Compensation shall be determined by taking into account such fewer number of years. Unannualized partial years of Compensation shall be taken into account in the event that such inclusion would result in a higher Average Annual Compensation hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Compensation” shall mean, for any year, Executive’s base salary for such year

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“Disabled” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“Normal Form” shall mean (i) if the Executive is married at the relevant time (determined under rules comparable to those applicable under the Pension Plan), a 50% joint and survivor annuity with the Executive’s then spouse as the survivor annuitant, but with a step-down in the amount of any periodic payments to reflect a delay in the application of the Pension Plan Offset, in any case where the last sentence of Section 1.3 applies; or (ii) if the Executive is not married at the relevant time (as so determined), a single life annuity, but with a step-down in the amount of any periodic payments to reflect a delay in the application of the Pension Plan offset, in any case where the last sentence of Section 1.3 applies.

“Years of Service” shall mean the number of full years and completed months of Executive’s employment with the Company and its subsidiaries, beginning on the date of his commencement of employment with the Company and ending on his employment termination date (determined pursuant to his Employment Agreement).

ARTICLE 4 - MISCELLANEOUS PROVISIONS

4.1 Administration. The SERP will be administered by the Compensation Committee. The Compensation Committee has the full discretionary power and authority to interpret the SERP, determine benefit amounts, and make all other decisions relating to the administration and operation of the SERP. The Compensation Committee may promulgate rules and regulations governing the administration and operation of the SERP and its own acts and proceedings. Without limiting the foregoing, the Compensation Committee will establish procedures designed to comply with and implement with respect to the SERP the provisions of Section 503 of ERISA, which procedures, when established, shall form part of the SERP. The decisions of the Compensation Committee relating to the SERP will be final and conclusive on all persons.

4.2 No Plan Assets. All benefits payable under the SERP shall be paid from the general assets of the Company. Notwithstanding the foregoing, no later than the date on which a Change in Control (as such term is defined in this Employment Agreement, as it may be amended from time to time) occurs, the Company shall establish an irrevocable trust (the “Trust”) and contribute to the Trust assets sufficient to secure payment of the benefits provided under the SERP in an amount equal to the Actuarial Equivalent of the SERP Benefit determined as of the date of Change in Control. For this purpose, the definition of “Actuarial Equivalence” in the Pension Plan applied to determine the amount of the de minimis lump sum distributions will apply. The Trust shall be a so-called “rabbi trust”. The Trust shall constitute an unfunded arrangement and shall not affect the status of the SERP as an unfunded plan maintained for the purpose of providing deferred compensation for the Executive.

4.3 Executive’s Rights; No Assignment. The Executive’s rights to benefits under the SERP shall be no greater than the rights of a general unsecured creditor of the Company, and shall not be assignable or subject to alienation, anticipation, garnishment, attachment or any other legal process by his creditors.

4.4 No Contract of Employment. The SERP will not be deemed to constitute a contract of employment between the Company and the Executive.

4.5 Application of ERISA. The SERP is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and shall be construed and administered in a manner consistent with that intent.

4.6 Excess Plan. The Executive shall not be eligible to participate in the Xerium Inc. Supplemental Pension Plan for U.S. Employees.

4.7 Amendment. The SERP may not be amended except by a written instrument signed by the Executive (or, following the Executive’s death, if any benefit remains payable hereunder to the Executive’s surviving spouse, by such spouse) and by the Company pursuant to authorization by the Compensation Committee. The parties contemplate that additional amendments to the SERP may be required to comply with Section 409A of the Code.

4.8 Headings. The headings and capitals of the SERP are for convenience only and in no way define or describe the scope or content of any provision of the SERP.

4.9 Governing Law. The SERP shall be governed and construed under the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof, except to the extent such laws are preempted by ERISA.

Attachment B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement between me and Xerium Technologies, Inc., a Delaware corporation (the “Company”) dated as of                     , 2005 (the “Employment Agreement”), I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge, the Company, its Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, members, partners, managers, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the “Released”), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (all collectively “Claims”) which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed pursuant to the Employment Agreement, each as amended from time to time); provided, however, that the foregoing release shall not apply to any right or benefit that Section 6 of the Employment Agreement explicitly provides shall survive the termination of my employment. Capitalized terms used in this Release of Claims which are defined in the Employment Agreement are used herein with the meanings so defined.

In signing this Release of Claims, I acknowledge that I have had at least twenty-one (21) days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
Michael O’Donnell

Date:	_______________